EXHIBIT 3.8

Wyoming Secretary of State Herschler Building East, Suite 101 122 W 25th Street Cheyenne, WY 82002-0020 Ph. 307.777.7311 Email: Business@wyo.gov	WY Secretary of State FILED: 07/08/2025 08:29 All Original ID: 2021-001011771 Amendment ID: 2025-005902575

Profit Corporation

Articles of Amendment

1. Corporation name:

(Name must match exactly lo the Secretary of State's records.)

Leneral Enterprise Ventures, Inc.

2. Article number(s) is amended as follows:

*See checklist below for article number information.

Article 1O is amended to read as follows:

In conjunction with this Articles of Amendment to the Articles of Incorporation, (i) the shares of Common Stock issued and outstanding immediately prior to the effectiveness of this Articles of Amendment shall be reverse split on the bases of one (1) share for each six (6) shares of Common Stock issued and outstanding and (ii) the shares of Series A Preferred Stock issued and outstanding immediately prior to the effectiveness of this Articles of Amendment shall be reverse split on the bases bf one (1) share for each six (6) shares of Series A Preferred Stock issued and outstanding. No fractional shares shall be issued. Any fractional shares shall be rounded up to the next whole share.

Share number, par value, and class of shares the corporation will have authority to issue are:

1,000,000,000 shares of common stock, par value $0.0001

1,000,000,000 shares of preferred stock, par value $0.0001

3. If  the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4.  The amendment was adopted on ._1°_4_11_5_1_2_0_25  ,              _,

(Date - mm/dd/yyyy)

5. Approval of the amendment: (Please check only one appropriate field to indicate the party approving the amendment.)

☒ Shares were not issued and the board of directors or incorporators have adopted the amendment.

OR

☐ Shares were issued and the board of directors have adopted the amendment without shareholder approval, in compliance with W.S. 17-16-1005.

OR

☐ Shares were issued and the board of directors have adopted the amendment with shareholder approval, in compliance with W.S. 17-16-1003.

Signature:	Anthony F. Newton	Date: jos/15/2025
(May be executed by Chairmen of Board, President or another of its officers.)		(mm/dd/yyyy)

Print Name:	Anthony F. Newton	Contact Person: Anthony F. Newton

Title:	General Counsel	Daytime Phone Number: 1832-452-0269

Email: tony.newton@newtonianlaw.com

(An email address is required Email(s} provided will receive important reminders, notices and, filing evidence.)

Checklist

Filing Fee: $60.00 Make check or money order payable to Wyoming Secretary of State.

Processing time is up to 15 business days following the date of receipt in our office.

*Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. Article number(s} is not the same as the filing ID number.

D	Please mail with payment to the address at the top of this form. This form cannot be accepted via email.
CJ	Please review the form prior to submission. The Secretary of State's Office is unable to process incomplete forms.